MORGAN LEWIS

November 13, 2017

Board of Trustees
The Advisors' Inner Circle Fund
One Freedom Valley Drive
Oaks, Pennsylvania, 19456

Board of Trustees
Trust for Professional Managers (Geneva Advisors Funds)
c/o U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

     RE:  AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF [_______], 2017 (THE
          "AGREEMENT"), BETWEEN AND AMONG (I) THE ADVISORS' INNER CIRCLE FUND, A
          MASSACHUSETTS BUSINESS TRUST ("ACQUIRING ENTITY"), ON BEHALF OF TWO OF
          ITS SERIES, AT ALL CAP GROWTH FUND AND AT EQUITY INCOME FUND (EACH, AN
          "ACQUIRING FUND"); (II) TRUST FOR PROFESSIONAL MANAGERS, A DELAWARE
          STATUTORY TRUST (THE "TARGET ENTITY"), ON BEHALF OF TWO OF ITS SERIES,
          GENEVA ADVISORS ALL CAP GROWTH FUND AND GENEVA ADVISORS EQUITY INCOME
          FUND (EACH, A "TARGET FUND"); AND (III) SOLELY FOR THE PURPOSES OF
          SECTIONS 4.3, 5.1(F) AND 9.2 OF THE AGREEMENT, AT INVESTMENT ADVISERS,
          INC. ("ATIA").
	     ----------------------------------------------------------------------

Ladies and Gentlemen:

     You have requested our opinion as to certain U.S. federal income tax consequences of the reorganization of each Target Fund and its corresponding Acquiring Fund that will consist of: (1) the transfer of all of the assets of the Target Fund to the Acquiring Fund and the assumption of all of the liabilities of the Target Fund by the Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund ("Acquiring Fund Shares");
(2) the distribution of Acquiring Fund Shares to the shareholders of the Target Fund; and (3) followed immediately by the complete liquidation of the Target Fund (the foregoing transactions, collectively with respect to each Target Fund and its corresponding Acquiring Fund, are each referred to herein as a "Reorganization"), pursuant to the Agreement.

     In rendering our opinion, we have reviewed and relied upon (a) the Agreement, (b) the proxy materials provided to shareholders of the Target Funds in connection with the recently held special meeting of shareholders, (c) certain representations concerning each Reorganization made to us in letters from Acquiring Entity and Target Entity dated [_______], 2017 (collectively, the "Representation Letters"), (d) all other documents, financial and other reports and corporate minutes that we deemed relevant or appropriate, (collectively (a)
- (d), the "Documents") and (e) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion. We have assumed that the Documents and Representation Letters present all material and relevant facts relating to each Reorganization. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

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Boards of Trustees
November 13, 2017
Page 2

     For purposes of this opinion, we have assumed with respect to each Target Fund and its corresponding Acquiring Fund, that the Target Fund on the Closing of the Reorganization will satisfy, and following the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company. We have also assumed the accuracy and completeness of the information contained in the Documents. As to various matters of fact that are material to this opinion, we have relied, exclusively and without independent verification on the representations and warranties made in the Agreement by each Target Fund and its corresponding Acquiring Fund, as being true and correct in all material respects as of the Closing Date.

     Based on the foregoing and provided each specified Reorganization is carried out in accordance with the applicable laws of the State of Delaware and the Commonwealth of Massachusetts, the Agreement and the Representation Letters, it is our opinion, with respect to each Reorganization that:

     1. The acquisition by the Acquiring Fund of all of the assets of the Target Fund, as provided for in the Agreement, in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Target Fund and the Acquiring Fund each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by the Target Fund upon the transfer of all of its assets to, and assumption of all of its liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code, except for (A) gain or loss that may be recognized on the transfer of "section 1256 contracts" as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a "passive foreign investment company" as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

     3. No gain or loss will be recognized by the Target Fund upon the distribution of Acquiring Fund Shares to shareholders of the Target Fund in complete liquidation pursuant to Section 361(c)(1) of the Code.

     4. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Target Fund in exchange solely for the assumption of all of the liabilities of the Target Fund and issuance of the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

     5. The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Target Fund immediately prior to the exchange, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund upon the exchange pursuant to Section 362(b) of the Code.

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Boards of Trustees
November 13, 2017
Page 3

     6. The holding periods of the assets of the Target Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Target Fund pursuant to Section 1223(2) of the Code other than assets with respect to which gain or loss is required to be recognized.

     7. No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund shares for the Acquiring Fund Shares (including fractional shares, if any, to which they may be entitled) pursuant to Section 354(a) of the Code.

     8. The aggregate tax basis of the Acquiring Fund Shares received by a shareholder of the Target Fund (including fractional shares, if any, to which they may be entitled) will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

     9. The holding period of the Acquiring Fund Shares received by a shareholder of the Target Fund (including fractional shares, if any, to which they may be entitled) will include the holding period of the Target Fund shares exchanged therefor, provided that the shareholder held the Target Fund shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

     10. The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code.

     No opinion is expressed as to the effect of the Reorganization on the Target Fund, the Acquiring Fund or any shareholder of the Target Fund with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

     This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

     Our opinion is conditioned upon the performance by Acquiring Entity and Target Entity of their respective undertakings in the Agreement and the Representation Letters.

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Boards of Trustees
November 13, 2017
Page 4

     Our opinion addresses only the specific federal income tax consequences of each Reorganization set forth above and does not address any other U.S. federal, or any state, local, or foreign, tax consequences of each Reorganization or any other action (including any taken in connection therewith). This opinion is being rendered to Acquiring Entity, on behalf of each Target Fund, and to Target Entity, on behalf of each Acquiring Fund, and may be relied upon only by the Acquiring Entity, Target Entity, each Target Fund, each Acquiring Fund and their shareholders and may not be relied on for any purpose by any other person without express written consent.



                                   Very truly yours,

                                   /s/ Morgan, Lewis & Bockius LLP